Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This first amendment dated October 4, 2023 ("Amendment'') amends the first amended and restated employment agreement by and between Scholastic Corporation ("Scholastic'' or the "Company") and Peter Warwick ("Warwick") which became effective as of August 1, 2021 (the "Agreement").

This Amendment modifies the Term (as hereinafter defined) of the Agreement and provides clarification of certain other provisions of the Agreement. Except as specifically modified by this Amendment the terms and conditions of the Agreement remain unaltered.

The parties hereby agree as follows:

1. Amendment to Section 2 of the Agreement.

Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2. Term. Warwick's employment term under this Agreement commenced on August 1, 2021 (the ''Effective Date") and will continue through and including July 31, 2024 and thereafter from year to year (August 1 through July 31 of each year) provided that Scholastic and Warwick mutually agree in writing, no later than January 31 of each year (commencing in calendar 2024), to extend the agreement for an additional one year period. The July 31 date at which Warwick steps down as a result of the non-renewal of this Agreement shall be referred to as the "Expiration Date". The period between the Effective Date and the Expiration Date is referred to in this Agreement as the "Term". Notwithstanding the Term, the Agreement is subject to earlier termination pursuant to the terms of Section 9 hereof."

2. Amendment to Section 4 of the Agreement.

Section 4(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

"(a) Bonus Opportunity. During the Term, Warwick shall be eligible to receive a discretionary annual bonus, payable in cash (the "Discretionary Bonus"), for each fiscal year during the Term, provided that Warwick is employed by Scholastic on the last day of such fiscal year. For fiscal 2024 the Discretionary Bonus shall be determined in accordance with the Company's Short Term Incentive Plan ("STIP") and is based upon a maximum target opportunity of one hundred twenty-five percent (125%) of Warwick's Base Salary. Scholastic's Human Resources and Compensation Committee ("HRCC") has established a Scholastic-wide Corporate Operating Income target of $100 million in order for Warwick to receive the full target opportunity for fiscal 2024. For fiscal years after 2024 the criteria and terms and conditions for payment of Discretionary Bonuses to Warwick shall be based upon the STIP criteria being applied for that fiscal year as determined by the HRCC subject to the maximum target opportunity of 125% of Warwick's base salary."

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3. Amendment to Section 5(b)

(a) The heading to Section 5(b) is hereby amended to read in its entirety as follows: "Annual Performance Based RSU Awards".

(b) Section 5(b) of the Agreement is hereby amended by removing the words "each of the fiscal years 2022, 2023 and 2024" at the end of the first sentence of the existing paragraph and replacing them with the phrase "each fiscal year during the Term".

(c) Section 5(b)(i) is hereby amended by removing the entirety of clause (ii) of the existing paragraph and replacing it with the following: "(ii) for subsequent fiscal years, prior to the commencement of each such fiscal year".

4. Addition of new Section 5(c)

A new Section 5(c) is hereby added to the Agreement as follows:

"(c) Annual Awards of RSUs and Stock Options. Scholastic will recommend to the HRCC that Warwick be granted under the 2021 Plan, an annual equity award with a total value of US$500,000, of which 75% shall be in the form of RSUs (the "Annual RSU Award") and 25% shall be in the form of Stock Options (the "Annual Stock Option Award"). The exercise price per share of the Stock Options shall be equal to the fair market value of a share of Common Stock on the date of grant determined in accordance with the terms of the 2021 Plan, with the number of shares of Common Stock subject to such option being based upon the Black-Scholes model of calculating the fair value of a stock option, such calculation to include the standard Company metrics, necessary to cause the Black-Scholes aggregate value of such options on the grant date to be equal to $125,000. The number of RSUs to be granted will be the number equal to $375,000 divided by the fair market value of a share of Common Stock on the date of grant determined in accordance with the terms of the 2021 Plan. The grants shall be made as of July 1 of each year during the Term.

(i) Date of Vesting; Date Exercisable. Subject to Warwick's continued employment hereunder, the Annual RSU Awards and the Annual Stock Options granted pursuant to Section 5(c) (together the "Annual Equity Award") shall vest 12 months after the grant date.

(ii) Exercise of Stock Options The Stock Option portion of each Annual Equity Award shall be exercisable by Warwick (or his heirs) for a seven year period, notwithstanding the termination of Warwick's employment during such period, except as provided in Section 10(a) below if Warwick is terminated by Scholastic for "Cause" (as defined herein) or Warwick voluntarily terminates his employment prior to the end of the Term other than for Good Reason (as hereinafter defined).

(iii) Award Agreements. Each of Annual RSU Award and each Annual Stock Option Award shall be subject to the terms and conditions of Scholastic's standard Restricted Stock Unit Agreement and Stock Option Agreement, as modified to reflect the terms and conditions of this Agreement."

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5. Amendment to Section 9(e)

Section 9(e) of the Agreement is hereby amended by removing the words "at the end of the full Term" in clause (ii) of the existing paragraph and replacing them with the following words: "as provided in Section 2 hereof".

6. Miscellaneous.

(a) Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to any principles of conflict of laws that would require the application of the law of another jurisdiction.

(b) Titles and Headings. Section or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

(c) Jurisdiction. The state and federal courts located in New York County shall have exclusive jurisdiction over any dispute between the parties arising hereunder and the parties hereby submit to said jurisdiction.

7. Severability. Each section, subsection and lesser portion of this Amendment constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Amendment shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Amendment, but every other provision shall remain in full force and effect.

8. Construction. Each party has cooperated in the drafting and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against any party on the basis that the party was the drafter.
9. Legal Counsel. In entering this Amendment, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or that they have had the opportunity to do so, and that the terms of this Amendment have been completely read and explained to them by their attorneys (if consulted), and that those terms are fully understood and voluntarily accepted by them

10. Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

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In witness whereof, the parties hereto have executed this Amendment as of the date first above written.

SCHOLASTIC CORPORATION

By: /s/ Andrew S. Hedden
Name: Andrew S. Hedden
Its: Executive Vice President and General Counsel

/s/ Peter Warwick
Peter Warwick

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